HYDROCARBON TECHNOLOGY LICENSING AGREEMENT

                                     BETWEEN

                      CYNTECH RESEARCH & ENGINEERING, INC.

                                       AND

                           CYNTECH TECHNOLOGIES, INC.













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This  Agreement,  dated  November  30,  1998 by and between  Cyntech  Research &
Engineering, Inc., (hereafter called "Cyntech Research"), whose address is 9436 Steger Road, Post Office Box 995, Frankfort, Illinois 60432, and Cyntech Technologies, Inc. (hereafter called "Cyntech"), whose address is 8130 Westglen Drive, Houston, Texas 77063 to wit:

Cyntech Research is a technology and research development company which specializes in hydrocarbon recovery technologies which utilizes proprietary and patent pending technologies developed by Cyntech Research to recover petrochemical feedstocks from waste rubber and plastics. The primary technology is called "Thermal Reduction Technology."

Cyntech Technologies, Inc., is a company organized to utilize the Thermal Reduction Technology license exclusively developed by Cyntech Research. Cyntech will construct, manage, and market facilities utilizing the Cyntech Research Thermal Reduction Technology.

The terms and conditions of this licensing agreement are as follows:

Technology License:

Cyntech Research hereby agrees to license to Cyntech exclusively all of the technologies developed by Cyntech Research which will allow Cyntech to have the capability to produce hydrocarbon petrochemical feedstock which can be sold, or further enhance into petrochemical manufactured products such as methanol, liquids (propane, butane, etc.).

It is furthered agreed that all technologies that would upgrade the future plants to be built by Cyntech shall be licensed to Cyntech at no additional charge for plant modifications. Cyntech will be solely responsible for plant modifications as well as engineering modifications that many occur if upgraded modifications are warranted or desired by Cyntech in existing plants.

Cyntech Research will be required to advise Cyntech that such modifications or upgrades are available, and if such upgrades are recommended or required to enhance the plant equipment performance or flexibility, Cyntech Research shall supply all engineering specifications and technicians to modify any existing plant(s). Cyntech shall be required to pay lodging, meals, and transportation to the plant site(s) where modifications are required or recommended.


It is understood that each plant facility is a separate entity, and requires a individual license from Cyntech Research for each location that meets the criteria required by Cyntech research as noted in this Agreement.



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Term of License:

The term of this exclusive license shall be ten (10) years, with two ten (10) years options to renew the license agreement.

The licensing fee shall not increase at the five (5) year review and adjustment period by more than the posted inflation rate as noted in the Consumer Price Index maintained and reported by the U.S. Government on an annualized basis for each year during the term of the license.

The effective date of the licensing rights period shall begin when the $500,000 license fee for Phase I for the Chambers County, Texas plant facility is paid.

Cyntech shall have one year from the date of this agreement to commence the construction of a plant, or close construction financing, whichever comes first.

Engineering Drawings and Data Ownership:

All engineering, technical, and proprietary data conveyed to Cyntech by Cyntech Research shall remain the exclusive property in perpetuity. It is understood that Cyntech Research will supply technical and engineering support and qualified personnel to work with Cyntech plant engineers and contractors to build each plant.

All  engineering  drawings  utilized  by Cyntech  shall  remain the  property of
Cyntech   Research  and  shall  be   safeguarded   under   strict   privacy  and
confidentially requirements at all times as instructed by Cyntech Research.

No third parties shall be authorized to review or copy any plant drawings without explicit written approval by senior management of Cyntech Research.

Plant Permitting:

Cyntech Research shall provide technical and engineering support to Cyntech in the permitting of each plant facility to be built, and to include attendance at public meetings as may be required to explain the basic technology.

Cyntech Research shall also assist in the permitting of each plant with state, local, and federal agencies as may be required.

It is understood that no information shall be filed or disclosed to state, local, or federal officials in each plant permitting without Cyntech Research's senior management written approval. All final decisions on permits shall rests with Cyntech Research's senior management.




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Site Locations:

Cyntech Research will assist Cyntech is identifying site locations where a hydrocarbon recovery facility can be located based on economic criteria previously established by Cyntech and Cyntech Research.

The final decision to locate any Cyntech facility is the sole responsibility and authority of Cyntech Research.

Cyntech Research will assist Cyntech is developing a site selection criteria format which shall be utilized in all preliminary proposed plant site locations.

Cyntech Research will also have the final authority to determine the final plant design and which products shall be produced.

Licensing Fee(s): Initial

Prior  to  the  commencement  of  any  plant   construction  and  prior  to  any
commencement of plant engineering, the following licensing fees shall be in effect as follows:

(1) For Phase I of each plant, a $500,000 fee shall be paid to compensate Cyntech Research in site selection, preliminary engineering, plant permitting, public hearings, meetings with government officials, and final engineering with Cyntech's engineers and contractors.

(2) For Phase II of each plant, a licensing fee of $250,000 shall be paid as noted in item (1) above.

(3) For Phase III of each plant, a licensing fee of $250,000 shall be paid as noted in item (1) above.

(4) For each additional Phase after Phase III, no additional licensing fees shall be required.

Licensing Fee: Plant Operational

Cyntech shall pay monthly a license fee of 7% of gross income to Cyntech research received for each plant.

Cyntech Research shall have the right to audit the records of Cyntech at any time during normal business hours to insure compliance with this Agreement.

In the event that errors of more than $25,000 on an annual basis of non-payment of license fees due is discovered and documented, Cyntech shall be required to pay it Cyntech Research's auditors' fees within ninety (90) days after invoicing by its outside auditors.




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If the  license  underpayment  fees occur more than three (3) times on an annual basis, Cyntech Research shall be entitled to a penalty of 100% of all underpayments in the calendar year.

The annual license fee shall be adjusted every five (5) years based on The Consumer Price Index (CPI) maintained and reported by the U.S. Government for each year the license has been in effect at each adjustment period.

Arbitration:

It is agreed that any disputes in this agreement shall be submitted to the American Arbitration Association and both parties agreed to accept the finding of any arbitration proceedings with at least three panel members present.

Each party shall be responsible for any costs associated with the arbitration review.

The non-victorious party shall be responsible for payments of all costs incurred by the victorious party including legal fees.

Domicile:

For purposes of this Agreement, the State of Illinois is the headquarters for Cyntech Research for the purpose of this Agreement.

The State of Texas shall be the domicile for Cyntech.


Agreed to November 30, 1998 at Houston, Texas.


Cyntech Research & Engineering, Inc.


____________/s/_______________
Max Cornelius
Vice President - Operations



Cyntech Technologies, Inc.


___________/s/________________
R. Frank Meyer
President